Exhibit 99.3

FOR IMMEDIATE RELEASE

Cole Credit Property Trust IV, Inc. Announces Estimated Share Value of $9.70

Phoenix, AZ, September 28, 2015 - The Board of Directors (the “Board”) of Cole Credit Property Trust IV, Inc. (“CCPT IV” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on investing in high-quality, income-producing necessity retail properties, net leased to creditworthy tenants under long-term leases, today announced an estimated net asset value (“NAV”) per share of its common stock of $9.70 as of August 31, 2015.

“We are pleased with the overall performance of CCPT IV given the current market cycle,” said Thomas W. Roberts, Chairman, Chief Executive Officer and President of CCPT IV. “We believe that CCPT IV is well-positioned based on its overall credit quality, yield characteristics and diversity, and we intend to fully maximize the value of the portfolio through our continued active management.”

The estimated NAV per share of $9.70 was determined and approved by the Company’s Board based on the recommendation of its audit committee, which is comprised solely of independent directors. The determination of the NAV per share was solely the decision of the Company’s Board. The Company engaged Duff & Phelps to calculate an estimated fair value range of CCPT IV’s real estate portfolio as of August 31, 2015. Using the NAV methodology, Duff & Phelps arrived at an estimated NAV of $9.70 per share and a fair value range of $9.22 to $10.21 per share. The valuation was based upon the estimated market value of CCPT IV’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. This is the first estimated NAV valuation that the Company has conducted since commencing operations in April 2012. Going forward, the Board intends to calculate an estimated NAV per share on at least an annual basis.

To date, CCPT IV has paid 41 consecutive monthly distributions to its shareholders, with a current distribution rate equal to an annualized amount of $0.625 per share, and expects to continue to pay a monthly distribution at the current rate going forward.

About Cole Credit Property Trust IV, Inc.
CCPT IV is a public, non-listed REIT formed in 2012 that invests in income-producing retail commercial real estate primarily leased to creditworthy tenants under long-term, net leases. CCPT IV seeks to provide access to the highest-quality retail real estate assets, providing current income, reduced portfolio volatility and potential for capital appreciation.

About Cole Capital®
Cole Capital is the investment management business of VEREIT, Inc. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Built on 35 years of experience and real estate acquisitions of approximately $21 billion, Cole Capital’s net lease strategy seeks to collect rent from industry-leading corporations and provide a stream of income to investors through non-listed REITs. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Duff & Phelps relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Duff & Phelps’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2015, and June 30, 2015, filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to continue to pay a monthly distribution at the current rate and the Company’s inability to maximize the value of the Company’s portfolio. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT, Inc.
602.778.6057 | jbacon@VEREIT.com